AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1996


                                                   REGISTRATION NO. 33--64333


                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                          ________________________

                               AMENDMENT NO. 1
                                     TO
                                   FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                          ________________________

                           DEPOSIT GUARANTY CORP.

           (Exact name of registrant as specified in its charter)

          MISSISSIPPI                                64-0472169
     (State or other jurisdiction of             (I.R.S. Employer
     incorporation or organization)             Identification Number)

                          210 East Capitol Street
                            Post Office Box 730
                        Jackson, Mississippi  39205
                     Telephone Number:  (601) 354-8497
       (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                             Arlen L. McDonald
                           Deposit Guaranty Corp.
                          210 East Capitol Street
                            Post Office Box 730
                        Jackson, Mississippi  39205
                     Telephone Number:  (601) 354-8497
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                     _________________________________

                                 Copies to:

    Keith Parsons, Esq.                        William S. Rubenstein, Esq.
  Watkins Ludlam & Stennis                      Skadden, Arps, Slate,
   633 North State Street                            Meagher & Flom
 Jackson, Mississippi 39205                       919 Third Avenue
  Telephone Number:  (601) 949-4701            New York, New York 10022
                                            Telephone Number: (212) 735-3000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

                          ________________________

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.( ) ______________.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.( )_____________

             If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.( )

                      CALCULATION OF REGISTRATION FEE
_______________________________________________________________________________
                                                        PROPOSED
                                         PROPOSED       MAXIMUM
  TITLE OF EACH CLASS                    MAXIMUM        AGGREGATE   AMOUNT OF
  OF SECURITIES TO BE   AMOUNT TO BE    OFFERING PRICE  OFFERING   REGISTRATION
    REGISTERED(1)       REGISTERED(2)    PER UNIT(3)    PRICE(4)       FEE
________________________________________________________________________________
                      ++                           ++             ++
   Debt Securities .   +                            +              +
   . . . . . . . . .   +                            +              +
   Debt Warrants . .   +                            +              +
   . . . . . . . . .   +                            +              +
   Preferred Stock, no +                            +              +
     par value . . .   +                            +              +
   . . . . . . . . .   +                            +              +
   Depositary Shares   +                            +              +
   . . . . . . . . .   +                            +              +
   Preferred Stock .   +                            +              +
       Warrants. . .   + $300,000,000              ++ $300,000,000 + $103,500(5)
   . . . . . . . . .   +
   Depositary Share    +                            +              +
     Warrants  . . .   +                            +              +
   . . . . . . . . .   +                            +              +
   Common Stock,
      no par value .   +                            +              +
   . . . . . . . . .   +                            +              +
   Common Stock
     Warrants. . . .   +                            +              +
   . . . . . . . . .   +                            +              +
   . . . . . . . . .  ++                           ++             ++


   (1) The securities registered hereunder may be sold separately, together, or as units with other securities registered hereunder.


   (2) In no event will the aggregate initial offering price of the Debt Securities, Debt Warrants, Preferred Stock, Preferred Stock Warrants, Depositary Shares, Depositary Share Warrants, Common Stock and Common Stock Warrants, issued under this Registration Statement and in the case of Warrants for which separate consideration is payable upon issuance of underlying securities, securities issued upon exercise of Warrants, exceed $300,000,000 or the equivalent thereof in one or more foreign currencies or units of one or more foreign currencies or composite currencies (such as European Currency Units). The aggregate amount of equity securities registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. If any securities are issued at an original issue discount, then additional securities may be issued as long as the aggregate initial offering price of all such securities, together with the initial offering price of all other securities registered hereunder, does not exceed $300,000,000.



   (3) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

   (4) No separate consideration will be received for (i) Common Stock that is issued upon conversion at the option of a holder of Debt Securities, Preferred Stock, or Depositary Shares or securities that are issued upon conversion at the option of the Corporation of Debt Securities, Preferred Stock, or Depositary Shares. The proposed maximum aggregate offering price has been estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933.


   (5)  Previously paid.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


              SUBJECT TO COMPLETION DATED FEBRUARY 1, 1996


        PROSPECTUS

                           Deposit Guaranty Corp.


                                $300,000,000

                  DEBT SECURITIES          DEBT WARRANTS
                  PREFERRED STOCK          PREFERRED STOCK WARRANTS
                  DEPOSITARY SHAR          DEPOSITARY SHARE WARRANTS
                  COMMON STO               COMMON STOCK WARRANTS

                  Deposit Guaranty Corp., a Mississippi business corporation (the "Corporation"), intends to issue from time to time, either separately or together, (i) one or more series of its unsecured debt securities, which may be either senior debentures, notes, bonds, and/or other evidences of indebtedness (the "Senior Debt Securities") or subordinated debentures, notes, bonds, and/or other evidences of indebtedness which may be convertible at the option of a holder or the Corporation into Equity Securities (as described herein) of the Corporation (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (ii) warrants to purchase Debt Securities (the "Debt Warrants"), (iii) shares of Preferred Stock, no par value (the "Preferred Stock"), which may be convertible, at the option of the holder, into Common Stock or any other class or series of Equity Securities of the Corporation or convertible at the option of the Corporation into Equity Securities or other debt securities of the Corporation, (iv) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), (v) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"), (vi) warrants to purchase Depositary Shares (the "Depositary Share Warrants"), (vii) Common Stock, no par value (the "Common Stock" and, together with the Preferred Stock or Depositary Shares representing Preferred Stock, the "Equity Securities"), and (viii) warrants to purchase Common Stock (the "Common Stock Warrants," and together with the Debt Warrants, the Preferred Stock Warrants, and the Depositary Share Warrants, being collectively referred to herein as the "Securities Warrants") in amounts, at prices, and on terms to be determined at the time of the offering. The Debt Securities, Securities Warrants, Preferred Stock, Depositary Shares and Common Stock offered hereby are collectively referred to herein as the "Securities."


                  The Securities offered pursuant to this Prospectus may be offered separately or together in one or more series up to an aggregate initial public offering price of $300,000,000 or the equivalent thereof in one or more foreign currencies or units of one or more foreign currencies or composite currencies (such as European Currency Units), at individual prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"); provided, however, that the amount of Equity Securities issuable hereunder may be further limited to that which is permissible under Rule 415(a)(4). The particular terms of the Securities offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such Securities (an "Applicable Prospectus Supplement").


                  The Senior Debt Securities, when issued, will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation. The Subordinated Debt Securities, when issued, will be subordinate to all existing and future obligations of the Corporation to its other creditors, except obligations ranking on a parity with or junior to the Subordinated Debt Securities. See "Description of Debt Securities -- Subordination of Subordinated Debt Securities." The Debt Securities of any series may be issued with Securities Warrants, and, in the case of the Subordinated Debt Securities, may be convertible into Equity Securities of the Corporation. Unless otherwise indicated in a Prospectus Supplement, the maturity of the Subordinated Debt Securities will be subject to acceleration only in the event of certain events of bankruptcy, insolvency, or reorganization of the Corporation. See "Description of Debt Securities -- Events of Default".

                  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and, among other things, will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, premium, if any, rate of interest (which may be variable or fixed), time of payment of interest, terms for optional redemption or repayment by the Corporation or any holder and for sinking fund payments, terms for conversion, the initial public offering price, any special provisions related to Debt Securities denominated in a foreign currency or issued as medium-term notes, original issue discount securities, or with other special terms, and the designation of any applicable trustee, security registrar, or paying agent,
        (ii) in the case of shares of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, any dividend, liquidation, redemption, voting, and other rights, the terms for conversion, if any, the initial public offering price, and whether such shares are to be issued as Depositary Shares, and, if so, the fraction of a share to be represented by each Depositary Share and the designation of the Depositary (as defined herein), (iii) in the case of Common Stock, the aggregate number of shares offered and the initial offering price, and
        (iv) in the case of Securities Warrants, where applicable, the applicable type and amount of securities covered thereby, and, where applicable, the aggregate amount, duration, offering price, exercise price, and detachability.

                  A Prospectus Supplement will also contain information, where applicable, about certain U.S. Federal income tax, accounting, and other considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

                  THE SECURITIES WILL BE OBLIGATIONS OF THE
        CORPORATION, ARE NOT AND WILL NOT BE SAVINGS ACCOUNTS OR DEPOSITS, WILL NOT BE OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE CORPORATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

                   - - - - - - - - - - - - - - - - - - -

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR
        DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The Securities may be sold to underwriters
        pursuant to the terms of the offering fixed at the time of sale, directly by the Corporation, or through dealers or agents designated from time to time by the Corporation, which agents may be affiliates of the Corporation. Each Prospectus Supplement will set forth the names of the underwriters, dealers, or agents, if any, and any applicable fees, commissions, or discounts and the net proceeds to the Corporation from such sale together with the terms of the
        offering.   See "Plan of Distribution."


                  THE DATE OF THIS PROSPECTUS IS FEBRUARY  , 1996.


                           AVAILABLE INFORMATION

                  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Corporation is quoted on the Nasdaq National Stock Market (symbol: DEPS), and such reports, proxy statements, and other information concerning the Corporation also may be inspected at the offices of the National Association of Securities Dealers, Inc. at 9513 Key West Avenue, Rockville, Maryland 20850-3389.

                  The Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Corporation with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits thereto for further information pertaining to the Corporation and the Securities offered hereby. The Registration Statement (and exhibits thereto) may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed by the Corporation with the Commission:

                  1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1994;

                  2. The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1995, June 30, 1995 and September 30, 1995;

                  3.   The description of capital stock contained in
                       Item 14 of the Corporation's Registration
                       Statement on Form 10 filed April 21, 1970,
                       Item 4 of the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1982, Item 4 of the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1986, Item 4 of the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, relating to the description of the Corporation's Common Stock; and

                  4. The Corporation's Current Report on Form 8-K dated September 26, 1995.

                  All reports subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a Prospectus Supplement, or any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.
        Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  THE CORPORATION WILL PROVIDE UPON REQUEST AND WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WRITTEN REQUESTS SHOULD BE DIRECTED TO ROBERT G. BARNETT, GENERAL COUNSEL AND SECRETARY, DEPOSIT GUARANTY CORP., 210 EAST CAPITOL STREET, POST OFFICE BOX 730, JACKSON, MISSISSIPPI, 39205. (TELEPHONE (601) 354-
        8497).

                  NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE AND DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

                  UNLESS OTHERWISE INDICATED, CURRENCY AMOUNTS IN
        THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT ARE STATED IN U.S. DOLLARS ("$," "DOLLARS," "U.S. DOLLARS," OR "U.S. $").

                              THE CORPORATION

                  Deposit Guaranty Corp. (the "Corporation") is a Mississippi business corporation organized in 1968 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Corporation is headquartered at 210 East Capitol Street, Jackson, Mississippi 39201, telephone (601) 354-8497. Its principal subsidiaries are Deposit Guaranty National Bank ("Deposit Guaranty"), a national banking association, with its principal office in Jackson, Mississippi, Commercial National Bank ("Commercial"), a national banking association with its principal office in Shreveport, Louisiana, Citizens National Bank ("Citizens National"), a national banking association with its principal office in Hammond, Louisiana and Merchants National Bank ("Merchants"), a national banking association with its principal office in Fort Smith, Arkansas. The Corporation, through its subsidiaries, provides comprehensive corporate, commercial, correspondent and individual banking services, and personal and corporate trust services.

                  As of December 31, 1994, the Corporation had total assets of $5.1 billion, total deposits of $4 billion, total loans of $2.9 billion and shareholders' equity of $443.5 million. Based on total assets at December 31, 1994, the Corporation ranked first among Mississippi-based bank holding companies.

                  Deposit Guaranty is located throughout Mississippi with approximately 133 banking locations and is the second largest bank in Mississippi.

                  Commercial is located in Louisiana. It is the fifth largest bank in Louisiana and has nineteen banking locations in the Shreveport/Bossier market and five branches in the Monroe/West Monroe market.


                  Deposit Guaranty, through its wholly-owned subsidiary, Deposit Guaranty Mortgage Company, acts as a mortgage lender, mortgage banker, mortgage broker and mortgage servicing agent throughout Mississippi and Shreveport/Bossier. On August 8, 1995, Deposit Guaranty Mortgage Company acquired First Mortgage Corp, located in Omaha, Nebraska for $15.8 million in a purchase business combination. First Mortgage Corp. has a $1.1 billion mortgage servicing portfolio and 6 production offices in Nebraska and Oklahoma.


                  The Corporation provides investment advice and brokerage services through three indirect subsidiaries, Deposit Guaranty Investments, Inc., a subsidiary of Deposit Guaranty, Commercial National Brokerage Services, Inc., a subsidiary of Commercial and Merchants Investment Center, Inc., a subsidiary of Merchants.

                  The Corporation provides credit insurance related to extensions of credit by its bank subsidiaries through its subsidiary, G&W Life Insurance Company.

                  During 1994, the Corporation acquired First
        Columbus Financial Corporation and its wholly-owned subsidiary First Columbus National Bank located in Columbus, Mississippi, with assets of approximately $209 million. First Columbus Financial Corporation was merged into the Corporation and First Columbus National Bank was merged into Deposit Guaranty. At year end 1994, the Corporation acquired LBO Bancorp, Inc., with assets having a fair value of $109 million, and its wholly-owned subsidiary, Louisiana Bank, located in West Monroe, Louisiana. LBO Bancorp, Inc. was merged into a subsidiary of the Corporation and Louisiana Bank was merged into Commercial. On March 10, 1994, the Corporation purchased the Coahoma County, Mississippi operations of a local Mississippi bank. This acquisition added assets of approximately $82 million.

                  On May 19, 1995, the Corporation exchanged 1.4 million shares of Common Stock for all of the outstanding shares of Citizens National Bancshares, Inc. ("Citizens"), a bank holding company, in a pooling of interests transaction. Citizens had assets of approximately $193 million at the date of acquisition.

                  On August 31, 1995, the Corporation exchanged 994,026 shares of Common Stock and $3.7 million for all of the outstanding shares of common stock of First Merchants Financial Corporation ("First Merchants"), a bank holding company with approximately $280 million in total assets. First Merchants was then merged into Deposit Guaranty Arkansas Corp., a wholly-owned subsidiary of Deposit Guaranty Corp., which will continue to operate six branches in the Fort Smith market under the name Merchants National Bank.

                  The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. Accordingly, the right of the Corporation, its securityholders and its creditors to participate in any distribution of the assets or earnings of its banking and other subsidiaries is necessarily subject to the prior claims of the respective creditors of such banking and other subsidiaries, except to the extent that claims of the Corporation in its capacity as a creditor of such banking and other subsidiaries may be recognized.

              CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
              AND RATIO OF EARNINGS TO  COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS

                  The Corporation's ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends are set forth below for the periods indicated:

                                                              Nine Months
                                                                 Ended
                                 Years Ended December 31,     September 30,

                               1990  1991  1992  1993  1994    1994   1995

        Earnings to Fixed
        Charges and to Combined
         Fixed Charges and
        Preferred Stock Divi-
          dend Requirements:

           Excluding Interest
           on Deposits  . . .  1.85  2.57  4.48  7.41  7.01    7.12    4.69

           Including Interest
           on Deposits  . . .  1.13  1.18  1.38  1.75  1.79    1.78    1.65

                  For purposes of computing the above ratios, earnings represent consolidated income before income taxes plus fixed charges. Fixed charges include interest expense (excluding or including interest on deposits, as the case may be) and the proportion deemed representative of the interest factor of rental expense, net of income from subleases. The Corporation had no outstanding preferred stock for the periods shown.

                             REGULATORY MATTERS

        GENERAL

                  The Corporation is a bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA. As a bank holding company, the Corporation's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and the Corporation may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

                  The Corporation's bank subsidiaries, Deposit
        Guaranty, Commercial, Citizens National and Merchants, are national banks subject to supervision and examination by the Office of the Comptroller of the Currency (the "OCC"). The Federal Deposit Insurance Corporation (the "FDIC") also has back-up enforcement authority with respect to these bank subsidiaries. The Corporation's bank subsidiaries are insured by, and subject to certain regulations of, the FDIC, and are also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Corporation's bank subsidiaries.

                  The following description summarizes some of the laws to which the Corporation and its bank subsidiaries are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

        REGULATORY RESTRICTIONS ON DIVIDENDS


                  It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition . The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its bank subsidiaries. Principal sources of revenues for the Corporation are dividends received from its banks and other subsidiaries and interest earned on short-term investments and advances to subsidiaries.



                  Federal law imposes limitations on the payment of dividends by the national bank subsidiaries of the Corporation. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and a cumulative net profit test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a national bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains the approval of the OCC.
        Under the cumulative net undivided profits test, a dividend may not be paid in excess of a bank's cumulative net profits after deducting bad debts in excess of the reserve for loan losses. Under the recent earnings test, which is the more restrictive of the two tests, at September 30, 1995, Deposit Guaranty, Commercial, Citizens National and Merchants could pay dividends of $103.4 million, $26.1 million, $4.2 million and $1.7 million, respectively, to the Corporation without prior approval of the OCC. Deposit Guaranty, Commercial, Citizens National and Merchants had undivided profits of $193.3 million, $43.0 million, $14.3 million and $146 thousand, respectively, at September 30, 1995.



                  In addition, the federal regulatory agencies are authorized to prohibit a national bank or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.


        HOLDING COMPANY STRUCTURE


                  The Corporation's bank subsidiaries are subject to restrictions under federal law which limit certain transactions by each of them with the Corporation and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by any bank subsidiary with the Corporation or any of its nonbanking subsidiaries are limited in amount to ten percent of such bank subsidiary's capital and surplus and, with respect to the Corporation and all of its nonbanking subsidiaries together, to an aggregate of twenty percent of such bank subsidiary's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to the Corporation, must be on terms and conditions that are or in good faith would be offered to nonaffiliated companies.



                  Because the Corporation is a legal entity separate and distinct from its banking and nonbanking subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of bank subsidiaries) except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary. However, in the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company or any shareholder or creditor thereof.


        CROSS-GUARANTY AND HOLDING COMPANY LIABILITY


                  A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled depository institution in danger of default. Each of the Corporation's bank subsidiaries is a commonly controlled depository institution. Cross-guarantee liability may result in the ultimate failure or insolvency of one or more insured depository institutions in a holding company structure. Any obligation or liability owed by a bank subsidiary to its parent company or any of the bank subsidiary's other affiliates is subordinate to the bank subsidiary's cross-guarantee liability.


                  Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized bank subsidiary.

                  In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

        PROMPT CORRECTIVE ACTION


                  Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions.
        Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.


                  The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things: placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the payment of principal and interest on subordinated debt; prohibiting the holding company from making distributions without prior regulatory approval; and in the most severe cases, appointing a conservator or receiver for the institution. A bank that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the bank's holding company guarantees the plan up to a certain specified amount. As of September 30, 1995 all of the Corporation's bank subsidiaries exceeded the required capital ratios for classification as "well capitalized." See "Capital Adequacy."

        FDIC INSURANCE ASSESSMENTS

                  The Corporation's bank subsidiaries, the deposits of which are insured, up to applicable limits, by the Bank Insurance Fund (the "BIF") of the FDIC, are subject to FDIC deposit insurance assessments.


                  The FDIC has adopted a risk-based assessment
        system under which the assessment rate for an insured depository institution varies according to the level of risk involved in its activities. Under this risk-based insurance
        system,   effective January 1, 1996, the rates applicable
        to BIF-assessed deposits have been reduced by 4 basis points from between 4 and 31 cents per $100 of deposits to between
        0 and 27 cents per $100 of deposits.   As of that date, the
        rate assessed for each of the Corporation's bank subsidiaries decreased from 4 cents per $100 of eligible deposits to zero, subject to a minimum assessment of $2,000 per institution per year.



                   Most thrift institutions are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC and are currently assessed deposit insurance premiums higher than those assessed against most BIF institutions. In response to concerns that such an insurance premium disparity would have a negative effect on SAIF-insured institutions and the SAIF, Congress recently passed legislation that would have, among other things, eliminated the deposit insurance premium disparity and utilized BIF assessments to help fund debt service on certain Financing Corporation (FICO) bonds, which could have resulted in higher insurance premiums for BIF-insured institutions.
        This legislation, which was part of budget reconciliation proposals passed by Congress, was vetoed by President Clinton in December 1995, but could reappear in subsequent budget legislation. In addition, other bills have been introduced in Congress that also attempt to eliminate the BIF-SAIF assessment disparity. It cannot be predicted whether, when or in what form any such legislation will be enacted, or what effect such legislation will have on BIF-insured institutions such as the Corporation's bank subsidiaries.



        CAPITAL ADEQUACY

                     RISK-BASED CAPITAL AND LEVERAGE RATIOS

                              As of September 30,
                                      1995

                                                               Mini-  "Well
                                                               mum    capital-
                    																																	          re-    ized"
																									Deposit					       Citizens           quired minimum
             Corporation Guaranty Comercial National Merchants ratio  ratio


Total
stockholders'
equity  . . .

Tier 1 capital    10.91%   10.66%    13.93%    20.06%  12/17%   4.00%   6%

Total capital     12.17%   11.91%    15.19%    21.31%  13.42%   8.00%   10%

Risk-weighted
assets

Leverage ratio     7.95%    7.98%     8.57%    10.44%   7.57%   3.00%    5%



                  The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies such as the Corporation. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8.00 percent. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items ("Tier 1 capital"). The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses ("Tier 2 capital"). The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3.00 percent of average total consolidated assets. Under the Federal Reserve Board's requirements, the Corporation's Tier 1 and total capital and leverage ratios at September 30, 1995 were 10.91 percent, 12.17 percent and 7.95 percent, respectively.



                  The OCC and other federal bank regulatory
        authorities have also established risk-based and leverage capital guidelines for banks. These regulations are generally similar to those established by the Federal Reserve Board for banking holding companies. Under the OCC guidelines, the Tier 1, total capital and leverage ratios at September 30, 1995, respectively, for Deposit Guaranty were 10.66 percent, 11.91 percent and 7.98 percent, for Commercial were 13.93 percent, 15.19 percent and 8.57 percent, respectively, for Citizens National, were 20.06 percent, 21.31 percent and 10.44 percent, respectively and for Merchants, were 12.17 percent, 13.42 percent and 7.57 percent, respectively.



                  The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the OCC and the Federal Reserve Board provide that concentration of credit risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an institution's overall capital adequacy.



                  The OCC and the Federal Reserve Board recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk. The agencies have also issued for comment a joint policy statement that describes a frame-work that may be used by the agencies to measure and monitor an institution's level of interest rate risk in the assessment of a bank's capital adequacy. The agencies plan at some future date to propose the establishment of an explicit minimum capital requirement to account for interest rate risk.


                  As discussed below under "Enforcement Powers," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership.

        ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES


                  The OCC, the Federal Reserve Board, and the FDIC have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Corporation or its bank subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the OCC may appoint the FDIC as conservator or receiver for a bank (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the bank is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.


        CONTROL ACQUISITIONS


                  The Change in Bank Control Act (the "CBCA") prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Corporation, would, under the circumstances set forth in the presumption, constitute acquisition of control of the Company.


                  In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a banking holding company) or more of the outstanding Common Stock of the Corporation, or otherwise obtaining control or a "controlling influence"over the Corporation.


                  Effective September 24, 1995, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 has permitted an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banks located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. In addition, effective June 1, 1997, national banks and state banks with different home states will be permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating bank passes legislation prior to this date that expressly prohibits interstate mergers. Further, such interstate mergers may be effected prior to June 1, 1997 so long as the home state of each participating bank has passed qualifying legislation that expressly permits such transactions.


        FUTURE LEGISLATION

                  Various legislation, including proposals to overhaul the bank regulatory system, expand bank and bank holding company powers and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of the Corporation and its bank subsidiaries in substantial and unpredictable ways. The Corporation cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of the Corporation or its subsidiaries.

                              USE OF PROCEEDS

                  Unless otherwise set forth in the Applicable
        Prospectus Supplement, the Corporation intends to use the net proceeds from the sale of the Securities for general corporate purposes, including investments in, and advances to, the Corporation's banking and nonbanking subsidiaries, reduction of short-term borrowings, investments, and financing possible future acquisitions including, without limitation, the acquisition of banking and nonbanking companies and financial assets and liabilities. The Corporation may also use part of the net proceeds from the sale of the Securities for the repurchase of its Common Stock.

                       DESCRIPTION OF DEBT SECURITIES

                  The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between the Corporation and SunTrust Bank, Atlanta, as trustee. The Subordinated Debt Securities are to be issued under a second Indenture (the "Subordinated Indenture"), between the Corporation and SunTrust Bank, Atlanta, as trustee. Copies of the Senior Indenture and the Subordinated Indenture have been filed with the Commission as exhibits to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." SunTrust Bank, Atlanta is hereinafter referred to as the "Senior Trustee" when referring to it in its capacity as trustee under the Senior Indenture, as the "Subordinated Trustee" when referring to it in its capacity as trustee under the Subordinated Indenture, and as the "Trustee" when referring to it in its capacity as trustee under both of the Indentures. The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms.
        Wherever particular Sections, Articles or defined terms of the Applicable Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Applicable Indenture.

                  The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

                  The Corporation is a banking holding company, and the right of the Corporation to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or winding-up (and thus the ability of Holders of the Debt Securities to benefit, as creditors of the Corporation, from such distribution) is subject to the prior claims of creditors of any such subsidiary. The Corporation's bank subsidiaries are subject to claims by creditors for debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which the Corporation's bank subsidiaries may pay dividends or otherwise supply funds to the Corporation or its affiliates. See "Regulatory Matters."

        GENERAL


                  The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured obligations of the Corporation. The Applicable Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such Debt Securities would be senior to the Subordinated Debt Securities and will state any limitation on the issuance of additional Senior Indebtedness.


                  Unless otherwise indicated in the Applicable
        Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency of the Corporation in each Place of Payment maintained by the Corporation and at any other office or agency maintained by the Corporation for such purpose, except that, at the option of the Corporation, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears on the register for the Debt Securities. (Sections 3.1, 3.5, 3.7 and 10.2) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 3.2) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 3.5)

                  The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit on the aggregate principal amount of the Offered Debt Securities; (4) the Person to whom any interest on the Offered Debt Securities is payable if other than the Person in whose name any such Offered Debt Securities are registered; (5) the date or dates on which the principal of the Offered Debt Securities will mature; (6) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which any such interest, if any, will accrue; (7) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (8) the place or places where the principal of and any premium and interest on the Offered Debt Securities shall be payable; (9) any mandatory or optional sinking funds or analogous provisions; (10) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision; (11) the obligation of the Corporation, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holder; (12) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities that will be payable upon the declaration of acceleration of the Maturity thereof; (14) the currency of payment of principal of and any premium and interest on the Offered Debt Securities;
        (15) any index used to determine the amount of payment of principal of, and any premium and interest on, the Offered Debt Securities; (16) if the Offered Debt Securities will be issuable only in the form of a Global Security, the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depositary or its nominee;
        (17) the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance"; (18) any additional Event of Default, and in the case of any Offered Subordinated Debt Securities, any additional Event of Default that would result in the acceleration of the maturity thereof; and (19) any other terms of the Offered Debt Securities. (Section 3.1)

                  Both Senior Debt Securities and Subordinated Debt Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Debt Securities will be described in the Applicable Prospectus Supplement.
        "Original Issue Discount Debt Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 1.1)

                  Unless otherwise indicated in the Applicable
        Prospectus Supplement, the covenants contained in the Indentures and the Debt Securities will not afford Holders protection in the event of a sudden decline in credit rating that might result from a recapitalization, restructuring, or other highly leveraged transaction.

        SUBORDINATION OF SUBORDINATED DEBT SECURITIES

                  Unless otherwise indicated in the Applicable
        Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

                  The payment of the principal of, and interest on, the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). (Section 13.1) In certain events of insolvency, bankruptcy, reorganization or similar events involving the Corporation, the payment of the principal of and the interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also effectively be subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Corporation, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, or interest on, the Subordinated Debt Securities. (Section 13.2) If, upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of the Senior Debt Securities (as defined in the Subordinated Indenture, "Excess Proceeds") and if, at such time, any person entitled to payment pursuant to the terms of the Other Financial Obligations (as defined in the Subordinated Indenture, "Entitled Person") has not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the Maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment of principal of, or interest on, the Subordinated Debt Securities. (Section 13.3) Accordingly, in a case of such an acceleration, all Senior Indebtedness would have to be repaid before any payment could be made in respect of the Subordinated Debt Securities. No payments on account of principal or interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 13.4)

                  By reason of such subordination, in the event of the insolvency of the Corporation, creditors of the Corporation who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Subordinated Debt Securities.

                  "Senior Indebtedness" is defined in the
        Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Corporation for money borrowed (including indebtedness of others guaranteed by the Corporation) other than the Subordinated Debt Securities, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities. (Section 1.1) For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Corporation for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, the Corporation for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Corporation under generally accepted accounting principles.

                  "Other Financial Obligations" is defined in the Subordinated Indenture to mean all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options, contracts and (iii) similar financial instruments; provided that the term "Other Financial Obligations" shall not include (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness of the Corporation for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities.

                  The Subordinated Indenture will not limit the amount of other indebtedness, including Senior Indebtedness and Other Financial Obligations, that may be issued or incurred by the Corporation or any of its Subsidiaries.

                  The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

        RESTRICTION ON SALE OR ISSUANCE OF VOTING STOCK OF PRINCIPAL
        SUBSIDIARIES

                  The Senior Indenture contains a covenant by the Corporation that, so long as any Debt Securities under the Applicable Indenture are outstanding, (a) it will not, and will not permit any Subsidiary to, issue, sell, transfer, assign, pledge or otherwise dispose of any shares of Voting Stock of any class of any Principal Subsidiary or any securities convertible or exchangeable into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of any class of such Principal Subsidiary, unless, after giving effect to such transaction and to shares issuable upon conversion or exchange of outstanding securities convertible or exchangeable into such Voting Stock or upon the exercise of options, warrants or rights (including such securities, if any, which may be the subject of such transaction), at least 80 percent of the outstanding shares of Voting Stock of each class of such Principal Subsidiary shall be owned at that time directly or indirectly by the Corporation, free of any lien; and (b) it will not permit any Principal Subsidiary to merge or consolidate or convey or transfer all or substantially all of its assets, unless at least 80 percent of the outstanding shares of Voting Stock of each class (after giving effect to such transaction and to shares issuable upon conversion or exchange of outstanding securities convertible or exchangeable into Voting Stock or upon the exercise of options, warrants or rights, including such securities, if any, which may be issued in such transaction) of the surviving corporation in the case of merger or consolidation or of the transferee corporation in the case of a conveyance or transfer, shall be owned at the time directly or indirectly by the Corporation.

                  As defined in the Senior Indenture, the term
        "Principal Subsidiary" means Deposit Guaranty, Commercial, Citizens National or Merchants and any successors to such banks, and the term "Voting Stock" means stock which ordinarily has voting power for election of a majority of the board of directors whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                  Notwithstanding the foregoing, any such issuance, sale or disposition of shares or securities, or any such merger or consolidation or conveyance or transfer of assets shall not be prohibited if required (a) by any law, regulation or order of any court or governmental authority of competent jurisdiction or (b) as a condition imposed by any law, regulation or order of any court or governmental authority of competent jurisdiction to the acquisition by the Corporation, directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise of any other corporation or entity, if, after giving effect to such disposition and acquisition, (i) the Corporation would own, directly or indirectly, more than 80 percent of the Voting Stock of such other corporation or entity, and (ii) the Consolidated Banking Assets of the Corporation would be at least equal to the Consolidated Banking Assets of the Corporation prior to such transaction. For this purpose, "Consolidated Banking Assets" means all assets owned directly or indirectly by a Bank Subsidiary and reflected in the Corporation's consolidated statement of condition prepared in accordance with generally accepted accounting principles. (Section 10.7)

                  There is no similar restriction on the sale or issuance of Voting Stock by a Principal Subsidiary in the Subordinated Indenture.

        EVENTS OF DEFAULT

                  The Senior Indenture (with respect to any series of Senior Debt Securities then outstanding) and, unless otherwise provided in the Applicable Prospectus Supplement, the Subordinated Indenture (with respect to any series of Subordinated Debt Securities), define an Event of Default as any one of the following events: (a) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series at its Maturity (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (c) failure to deposit any sinking fund payment when, and as, due by the terms of a Debt Security of that series (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (d) failure to perform any other covenants or agreements of the Corporation in the Applicable Indenture (other than covenants or agreements included in the Applicable Indenture solely for the benefit of a series of Debt Securities thereunder other than that series), and continuance of such default for a period of 60 days after the holders of at least 25 percent of the principal amount of the Outstanding Debt Securities of that series have given written notice specifying such failure as provided in the Applicable Indenture; (e) certain events in bankruptcy, insolvency or reorganization of the Corporation (and in the case of the Senior Indenture only, of certain of its Subsidiaries); and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 5.1) If an Event of Default occurs with respect to Debt Securities of any series, the Trustee shall give the Holders of Debt Securities of such series notice of such default, provided, however, that in the case of a default described in (d) above, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. (Section 6.2)

                  If an Event of Default with respect to the Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25 percent of the aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Debt Securities of that series to be due and payable immediately. Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Corporation. The Trustee and the Holders will not be entitled to accelerate the maturity of the Subordinated Debt Securities upon the occurrence of any of the Events of Default described above except for those described in subparagraph (e) with respect to the Subordinated Debt Securities (i.e., certain events in bankruptcy, insolvency or reorganization of the Corporation). Accordingly, there is no right of acceleration in the case of a default in the performance of any other covenant with respect to the Subordinated Debt Securities, including the payment of interest or principal. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority of the aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 5.2)

                  The Indentures provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section 6.3) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 5.12)

                  No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Applicable Indenture or for any remedy thereunder, unless: (a) such Holder has previously given to the Trustee under the Applicable Indenture written notice of a continuing Event of Default; (b) the Holders of at least 25 percent of the aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; (c) in the 60-day period following receipt of a written notice from a Holder, the Trustee has not received from the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request; and (d) the Trustee shall have failed to institute such proceeding within such 60-day period. (Section 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 5.8)

                  The Corporation is required to furnish to the Trustee annually a statement as to the performance by the Corporation of certain of its obligations under the Indenture and as to any default in such performance. (Section 10.5)


        DEFEASANCE AND COVENANT DEFEASANCE


                  The Indentures provide that, if such provision is made applicable to the Debt Securities of any series pursuant to Section 3.1 of the Applicable Indenture (which will be indicated in the Applicable Prospectus Supplement), the Corporation may elect either (a) to defease and be discharged from any and all obligations in respect of such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for certain obligations to register the transfer of or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities concerning the restriction on sale or issuance of Voting Stock of the Corporation's Principal Subsidiaries described under "Restriction on Sale or Issuance of Voting Stock of Principal Subsidiaries" and the subordination provisions described under "Subordination of Subordinated Debt Securities" and any other covenants applicable to such Debt Securities which are determined pursuant to Section 3.1 of the Applicable Indenture to be subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described in clause (b) (insofar as with respect to covenants subject to covenant defeasance) under "Events of Default" above shall no longer be an Event of Default, in each case (a) or (b), if the Corporation deposits, in trust, with the Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of (and premium, if any) and interest on such Debt Securities on the dates such payments are due (which may include one or more redemption dates designated by the Corporation) and any mandatory sinking fund or analogous payments thereon in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Corporation and (iii) the Corporation shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred.


                  The Corporation may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Corporation exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Corporation exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (b) above. In the event the Corporation omits to comply with its remaining obligations with respect to such Debt Securities under the Applicable Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Corporation will remain liable in respect of such payments. (Article Thirteen and Article Fourteen of the Senior Indenture and the Subordinated Indenture, respectively.)

        MODIFICATION AND WAIVER

                  Modifications and amendments of each Indenture may be made by the Corporation and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Outstanding Debt Securities of all series issued under the Indenture and affected by the modification or amendments (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date);
        (v) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities; or (vi) reduce the percentage of the principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 9.2)

                  The Holders of at least a majority of the aggregate principal amount of the Outstanding Debt Securities of any series of Senior Debt Securities may, on behalf of all Holders of that series, waive compliance by the Corporation with certain restrictive provisions of the Senior Indenture. (Section 10.8) There is no comparable provision in the Subordinated Indenture. The Holders of a majority of the aggregate principal amount of the Senior Debt Securities or the Subordinated Debt Securities may, on behalf of all Holders of the Senior Debt Securities or the Subordinated Debt Securities, respectively, waive any past default under the Applicable Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Section 5.13)

        CONSOLIDATION, MERGER AND SALE OF ASSETS

                  The Corporation may not consolidate with or merge into any other Person or transfer or lease its assets substantially as an entirety to any Person and may not permit any Person to merge into or consolidate with the Corporation or transfer or lease its assets substantially as an entirety to the Corporation, unless (i) any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Corporation's obligations on the Debt Securities under a supplemental Indenture, and (ii) (a) in the case of Senior Debt Securities, immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (b), in the case of any series of Subordinated Debt Securities, no Event of Default that would permit the Trustee or the Holders to accelerate the Corporation's obligation to pay the principal of such Subordinated Debt Securities shall have occurred and be continuing. The Trustee may receive an Opinion of Counsel as conclusive evidence of compliance with these provisions. (Article VIII)

        CONVERSION

                  The holders of Subordinated Debt Securities of a specified series that are convertible into Equity Securities ("Subordinated Convertible Debt Securities") may be entitled or, if so provided in the Applicable Prospectus Supplement, may be required at such time or times specified in the Applicable Prospectus Supplement relating to such Subordinated Convertible Debt Securities, subject to prior redemption, repayment, or repurchase, to convert any Subordinated Convertible Debt Securities of such series into Equity Securities, at the conversion price set forth in such Applicable Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Applicable Prospectus Supplement. No separate consideration will be received for any Equity Securities issued upon conversion of Subordinated Convertible Debt Securities.

        RISK FACTORS OF DEBT SECURITIES DENOMINATED IN FOREIGN
        CURRENCIES

                  Debt Securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency market, the imposition of foreign exchange controls, and potential illiquidity in the secondary market. These risks will vary depending upon the currency involved. These risks may be more fully described in the Applicable Prospectus Supplement.

        GLOBAL SECURITIES

                  Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the Applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee or such Depositary and except in the circumstances described in the Applicable Prospectus Supplement. (Sections 2.4 and 3.5)

                  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Applicable Prospectus Supplement.

        CONCERNING THE TRUSTEE

                  SunTrust Bank, Atlanta is a Trustee under the Indentures. The Trustee performs services for the Corporation in the ordinary course of business.

                       DESCRIPTION OF PREFERRED STOCK

                  The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate (the "Preferred Stock"). Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Amendment to the Corporation's Articles of Incorporation (the "Articles of Incorporation") relating to each series of the Preferred Stock which will be filed with the Commission at or prior to the time of the offering of such series of Preferred Stock.

        GENERAL

                  Under the Corporation's Articles of Incorporation, the Board of Directors of the Corporation is authorized without further shareholder action to provide for the issuance of up to 10,000,000 shares of Class A voting Preferred Stock and 10,000,000 shares of Class B non-voting Preferred Stock, in each case without par value, in one or more series, with Class A Preferred Stock having full voting rights and Class B Preferred Stock having no voting rights and with relative preferences and rights as shall be set forth in resolutions providing for the issue thereof adopted by the Board of Directors or a duly authorized committee thereof except that all shares of the same class shall be identical except for the following relative rights and preferences: (i) the rate of dividend; (ii) redemption rights and the terms and conditions of such rights; (iii) the amount payable upon liquidation; (iv) sinking fund provisions; and (v) the terms and conditions, if any, of conversion. The Corporation may amend from time to time its Articles of Incorporation to increase the number of authorized shares of Preferred Stock. Any such amendment would require the approval of the holders of a majority of the outstanding shares of Common Stock, and the approval of the holders of a majority of the outstanding shares of all series of Preferred Stock voting together as a single class. As of the date of this Prospectus, the Corporation has no shares of Preferred Stock outstanding.

                  Under regulations adopted by the Federal Reserve Board, if the holders of any series of Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears as described under "Voting Rights" below, such series may then be deemed a "class of voting securities" and a holder of 25 percent or more of such series (or a holder of 5 percent or more if it otherwise exercises a "controlling influence" over the Corporation) may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board under the BHCA to acquire or retain 5 percent or more of such series and (ii) any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain ten percent or more of such series.

                  The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title and stated value per share of such Preferred Stock and the number of shares offered; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions of such Preferred Stock; (v) the terms of conversion, if any; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

                  The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity in all respects with any outstanding Preferred Stock of the Corporation and each other series of Preferred Stock.

        DIVIDEND RIGHTS

                  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of assets of the Corporation legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Corporation on such record dates as will be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. Dividends on any series of the Preferred Stock shall be cumulative, so that if for any period the same shall not be paid, the right thereto shall accumulate as against the Common Stock, and all arrears so accumulated shall be paid before any dividend shall be paid upon the Common Stock.

                  No full dividends will be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to any series of Preferred Stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on such series of Preferred Stock for the then-current dividend payment period and all other dividend payment periods terminating on or before the date of payment of such full dividends. When dividends are not paid in full upon any series of the Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with such series of the Preferred Stock, all dividends declared upon such series of the Preferred Stock and any other Preferred Stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the Preferred Stock and such other Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of the Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including accumulations, if any, in respect of prior dividend payment periods, on all outstanding shares of any series of the Preferred Stock have been paid, no dividends (other than in shares of Common Stock or another stock ranking junior to such series of the Preferred Stock as to dividends and upon liquidation ) will be declared or paid or set aside for payment or other distributions made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, nor will any Common Stock or any stock of the Corporation ranking junior to or on a parity with such series of the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

                  The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

                  Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination.

        RIGHTS UPON LIQUIDATION

                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and for all dividend periods prior thereto. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. Neither the sale of all or substantially all of the property or business of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, of the Corporation.

        REDEMPTION

                  A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Corporation, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

                  The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption shall specify the number of shares of such series of Preferred Stock which shall be redeemed by the Corporation in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash, capital stock or in cash received from the net proceeds of the issuance of capital stock of the Corporation, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

                  If fewer than all the outstanding shares of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of the Corporation (or a duly authorized committee thereof) or by any other method which may be determined by the Board of Directors (or such committee) to be equitable. From and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

                  In the event that full dividends, including accumulations on any series of the Preferred Stock, have not been paid, such series of the Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of such series of the Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

        VOTING RIGHTS

                  The holders of Class A Preferred Stock will be entitled to full voting rights and the holders of Class B Preferred Stock will have no voting rights, except as specifically required by applicable law. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote.

                  The affirmative vote or consent of the holders of at least a majority of the outstanding shares of any series of Preferred Stock, voting as a class, will be required for any amendment of the Corporation's Articles of Incorporation (or any certificate amendatory thereof or supplemental thereto relating to any series of the Preferred Stock) which will adversely affect the powers, preferences, privileges or rights of such series of the Preferred Stock. The affirmative vote or consent of the holders of shares representing at least a majority of the outstanding shares of any series of Preferred Stock and any other series of Preferred Stock of the Corporation ranking on parity with such series of the Preferred Stock as to dividends or upon liquidation, voting as a single-class without regard to series, will be required to authorize the creation of, or reclassify any authorized stock of the Corporation into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock having rights or preferences ranking prior, superior or substantially equal to such series of the Preferred Stock as to dividends or upon liquidation.

                  In addition to the foregoing voting rights, under the Mississippi Business Corporation Act as now in effect, any Articles of Amendment to the Articles of Incorporation which would increase the number of authorized shares of Preferred Stock of the Corporation would require the approval of the holders of a majority of the outstanding shares of Common Stock , and the approval of the holders of a majority of the outstanding shares of all series of Preferred Stock voting together as a single class.

        CONVERSION

                  The holders of a specified series of Preferred Stock may be entitled, or if so provided in the Articles of Amendment to the Articles of Incorporation, may be required, to convert such shares into Common Stock or, at the option of the Corporation, other debt securities of the Corporation, at such conversion price or prices and on such other terms as may be set forth in the Applicable Prospectus Supplement relating to such series of Preferred Stock.

        DEPOSITARY SHARES

                  General. The Corporation may, at its option, elect to offer fractional shares ("Depositary Shares") of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Corporation will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

                  The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

                  The shares of Preferred Stock deposited under the Deposit Agreement may be withdrawn as provided therein.


                  The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

                  Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

                  Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

                  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

                  Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Corporation redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

                  Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

                  Amendment and Termination of the Deposit
        Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of Depositary Receipts.

                  Charges of Depositary. The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

                  Miscellaneous. The Depositary will forward all reports and communications from the Corporation which are delivered to the Depositary and which the Corporation is required or otherwise determines to furnish to the holders of the Preferred Stock.

                  Neither the Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Depositary Agreement. The obligations of the Corporation and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

                  Resignation and Removal of Depositary.  The
        Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

        TRANSFER AGENT AND REGISTRAR

                  Deposit Guaranty National Bank will be the transfer agent, registrar and dividend disbursement agent for the Preferred Stock. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Corporation or to vote on any other matter.

                        DESCRIPTION OF COMMON STOCK

                  The description of certain provisions of the Common Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and the By-Laws of the Corporation which are exhibits to the Registration Statement.

        GENERAL

                  The Corporation's Common Stock consists of
        50,000,000 authorized shares, no par value, of which there were 19,549,143 shares outstanding as of September 30, 1995. The Common Stock is quoted on the Nasdaq National Market System. The transfer agent and registrar for the Common Stock is Deposit Guaranty National Bank.

                  Shares of Common Stock of the Corporation may be issued from time to time, in such amounts and proportion and for such consideration as may be fixed by the Board of Directors of the Corporation. No holder of Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities which may be issued by the Corporation. The Common Stock has no redemptive or sinking fund provisions applicable thereto. Common Stock does not have any conversion rights. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.

                  The Corporation may issue authorized but unissued Common Stock in connection with several employee benefit and stock option and incentive plans maintained by the Corporation or its subsidiaries.

                  The outstanding Common Stock is fully paid and non-assessable and future issuances of Common Stock, when fully paid for, will be non-assessable.

        DIVIDENDS

                  When, as, and if dividends, payable in cash, stock, or other property, are declared by the Board of Directors of the Corporation out of funds legally available therefor, the holders of Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on the Common Stock is subject to the prior payment of dividends on any shares of the Preferred Stock outstanding.

        VOTING

                  Deposit Guaranty. Pursuant to the Mississippi Business Corporation Act and the Corporation's Bylaws, each outstanding share of the Corporation's stock is entitled to one (1) vote on each matter submitted to a vote. However, in connection with the election of directors, holders of Common Stock of the Corporation have cumulative voting rights. Pursuant to the Corporation's Bylaws, every shareholder entitled to vote in the election of directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate his votes by giving one (1) candidate the number of votes equal to the number of directors to be elected multiplied by the number of his shares, or by distributing such votes on the same principle among any number of candidates.

        LIQUIDATION

                  In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock are entitled to receive, on a share for share basis, any assets or funds of the Corporation which are distributable to its holders of Common Stock upon such events, subject to the prior rights of creditors of the Corporation and holders of any outstanding shares of Preferred Stock.

                     DESCRIPTION OF SECURITIES WARRANTS

                  The Corporation may issue, separately or together with any Debt Securities, Preferred Stock, Common Stock, or Depositary Shares, Securities Warrants for the purchase of other Debt Securities, Preferred Stock, Common Stock, or Depositary Shares (collectively, the "Underlying Securities"). The Securities Warrants will be issued under a warrant agreement (a "Securities Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Applicable Prospectus Supplement relating to the particular issue of Securities Warrants.
        The form of Securities Warrant Agreement, including the form of certificates representing the Securities Warrants ("Securities Warrant Certificates"), reflecting the alternative provisions to be included in the Securities Warrant Agreements that will be entered into with respect to particular offerings of Securities Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrant Certificates, which are filed as exhibits to the Registration Statement, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Securities Warrant Agreement and the Securities Warrant Certificates, respectively, including the definitions therein of certain terms. Wherever defined terms of the Securities Warrant Agreement are referred to, it is intended that such defined terms shall be incorporated herein by reference.

        GENERAL

                  The Applicable Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby will describe the terms of the offered Securities Warrants, the Securities Warrant Agreement relating to the offered Securities Warrants, and the Securities Warrant Certificates representing the offered Securities Warrants, including the following where applicable: (1) if the Securities Warrants are offered for separate consideration, the offering price and the currency for which Securities Warrants may be purchased; (2) the title, aggregate principal amount, currency, and terms of the series of Debt Securities purchasable upon exercise of the Debt Warrants and the price at which such Debt Securities may be purchased upon such exercise; (3) the title, number of shares, stated value, and terms (including, without limitation, liquidation, dividend, conversion, redemption, and voting rights) of the series of Preferred Stock purchasable upon exercise of Preferred Stock Warrants and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (4) the number of Common Stock purchasable upon the exercise of Common Stock Warrants and the price at which such number of Common Stock may be purchased upon such exercise; (5) the number of Depositary Shares purchasable upon the exercise of Depositary Share Warrants, the terms of the Preferred Stock which the Depositary Shares represent and the price at which such number of Depositary Shares may be purchased upon such exercise; (6) the date, if any, on and after which the offered Securities Warrants and the related Debt Securities, Preferred Stock, Common Stock and/or Depositary Shares will be separately transferable;
        (7) the time or times at which, or period or periods during which, the offered Securities Warrants may be exercised and the final date on which the Offered Securities Warrants may be exercised (the "Expiration Date"); (8) a discussion of the specific United States Federal income tax, accounting, and other considerations applicable to the Securities Warrants; (9) the location where the offered Securities Warrants represented by the Securities Warrant Certificates may be transferred and registered; and (10) any other terms of the offered Securities Warrants.

                  Securities Warrant Certificates will be
        exchangeable on the terms specified in the Applicable Prospectus Supplement for new Securities Warrant Certificates of different denominations evidencing the same aggregate number of Warrants of the same title, and may be transferred in whole or in part on the terms specified in the Applicable Prospectus Supplement.

                  Prospective purchasers of Securities Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Securities Warrants. The Applicable Prospectus Supplement relating to any issue of Securities Warrants will describe such considerations.

        EXERCISE OF WARRANTS

                  Each Securities Warrant will entitle the holder to purchase the principal amount of or number of Underlying Securities provided for therein, at such exercise price as shall in each case be set forth in, or be determinable from, the Applicable Prospectus Supplement relating to the Securities Warrants, by payment of such exercise price (the "Warrant Price") in full in the currency and in the manner specified in the Applicable Prospectus Supplement. Securities Warrants may be exercised at any time at or before 5:00 P.M., New York City time on the Expiration Date (or such later date to which such Expiration Date may be extended by the Corporation), and unexercised Securities Warrants will become void at such time. Securities Warrants may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the Applicable Prospectus Supplement relating to the Securities Warrants.

                  Upon receipt at the corporate trust office of the Securities Warrant Agent or any other office indicated in the Applicable Prospectus Supplement of (i) payment of the Warrant Price and (ii) the form of election to purchase set forth on the reverse side of the Securities Warrant Certificate properly completed and duly executed, the Corporation will, as soon as practicable, issue the Underlying Securities purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining number of unexercised Securities Warrants.

        MODIFICATIONS

                  The Warrant Agreement may be supplemented or amended by the Corporation and the Warrant Agent from time to time, without the approval of any Holder (as defined in the Warrant Agreement), in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision contained therein, or to make any other provision in regard to matters or questions arising thereunder that the Corporation and the Warrant Agent may deem necessary or desirable and which will not adversely affect the interests of the Holders.

                  The Corporation and the Warrant Agent may also modify or amend the Warrant Agreement and the Securities Warrant Certificates with the consent of the Holders of not fewer than a majority in number of the then outstanding unexercised Warrants affected by such modification or amendment, for any purpose, provided that no such modification or amendment that shortens the period of time during which the Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the Holders or reduces the percentage of Holders of outstanding Warrants the consent of which is required for modification or amendment of the Warrant Agreement or the Warrants may be made without the consent of each Holder affected thereby.

        COMMON STOCK WARRANT ADJUSTMENTS

                  The terms and conditions on which the Warrant Price of and/or the number of Common Stock covered by a Warrant to purchase Common Stock (a "Common Stock Warrant") are subject to adjustment will be set forth in the Warrant Agreement and the Applicable Prospectus Supplement. Such terms will include provisions for adjusting the Warrant Price and/or the number of Common Stock covered by such Common Stock Warrant; the events requiring such adjustment; the events upon which the Corporation may, in lieu of making such adjustment, make proper provision so that the holder of such Common Stock Warrant, upon exercise thereof, would be treated as if such holder had exercised such Common Stock Warrant prior to the occurrence of such events; and provisions affecting exercise in the event of certain events affecting the Common Stock.

        MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

                  If at any time there shall be a merger,
        consolidation, sale, conveyance, transfer, lease, or other disposition of substantially all of the assets of the Corporation, then the successor or assuming corporation shall succeed to and be substituted for the Corporation in, and the Corporation will be relieved of any further obligation under, the Warrant Agreement or the Warrants.

        ENFORCEABILITY OF RIGHTS OF HOLDERS

                  The Warrant Agent will act solely as an agent of the Corporation in acting under the Warrant Agreement and in connection with any Warrant Certificate. The Warrant Agent shall have no duty or responsibility in case of any default by the Corporation in the performance of its covenants or agreements contained in the Warrant Agreement or in any Warrant Certificate. Each Holder may, without the consent of the Warrant Agent, enforce by appropriate legal action, on its own behalf, the Holder's right to exercise its Warrants in the manner provided in the Warrant Agreement and its Warrant Certificate.

        NO RIGHTS AS HOLDERS OF UNDERLYING SECURITIES

                  Prior to the exercise of any Securities Warrants to purchase Underlying Securities, holders of such Securities Warrants will not have any of the rights of holders of the Underlying Securities purchasable upon such exercise, including, without limitation, the right to receive the payment of principal of, or premium on, if any, or interest, if any, dividends or distributions of any kind, if any, on Underlying Securities, the right to enforce any of the covenants in the Indentures, if applicable, or the right to exercise any voting rights.

                            PLAN OF DISTRIBUTION


                  The Corporation may offer and sell Securities to one or more underwriters, acting as principals for their own accounts or as agents, for public offering and sale by them or may sell Securities to investors directly or through agents which may be affiliates of the Corporation. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the related Prospectus Supplement. The Corporation may also offer and sell Securities to certain third parties upon the exercise of options or on behalf of such third parties. The Corporation may also offer and sell Equity Securities in "at the market offerings" as defined in Rule 415(a)(4) of the Securities Act.


                  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Corporation also may, from time to time, authorize underwriters acting as agents to offer and sell the Securities upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Corporation in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agents.

                  The Securities will be new issues of securities with no established trading market, other than the Common Stock which are quoted on the Nasdaq National Market System. Any Common Stock sold pursuant to a Prospectus Supplement will be eligible for such quotation. It has not presently been established whether the underwriters, if any, of any Securities will make a market in such Securities. If a market is made, it may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

                  Any underwriting compensation paid by the Corporation to underwriters or agents in connection with the offering of Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Under agreements that may be entered into with the Corporation, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act or contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

                  Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Corporation and its subsidiaries in the ordinary course of business.

                               LEGAL OPINIONS

                  The validity of the Securities offered hereby will be passed upon for the Corporation, as shall be indicated in the Applicable Prospectus Supplement, by Watkins Ludlam & Stennis, 633 North State Street, Post Office Box 427, Jackson, Mississippi 39205, and Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, counsel to the Corporation, and for the Underwriters by counsel named in the Applicable Prospectus Summary.

                                  EXPERTS

                  The consolidated financial statements of the Corporation as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994, consolidated financial statements refers to a change in the method of accounting for debt securities.

                  With respect to the unaudited interim financial information for the periods ended September 30, 1995, June 30, 1995 and March 31, 1995, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Corporation's quarterly report on Form 10-Q for the quarters ended September 30, 1995, June 30, 1995 and March 31, 1995, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedure applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of section 7 and 11 of the Securities Act.


                                  PART II

                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

        ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Estimated expenses in connection with the issuance and distribution of the securities being registered other than underwriting compensation are as follows:


             SEC Registration Fee . . . . . . . .    $103,500
             Fees of Rating Agencies  . . . . . .    $120,000
             Printing and Engraving Expenses  . .    $ 15,000
             Legal Fees and Expenses  . . . . . .    $125,000
             Accounting Fees and Expenses . . . .    $ 18,000
             Fees of Indenture Trustees . . . . .    $  7,500
             Transfer Agent and Registrar Fees  .    $  7,500
             Miscellaneous    . . . . . . . . . .    $  5,000

               Total    . . . . . . . . . . . . .    $401,500


        ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Corporation is incorporated under the laws of Mississippi. Subarticle E of Article 8 of the Mississippi Business Corporation Act prescribes the conditions under which indemnification may be obtained by a present or former director or officer of the Corporation who incurs expenses or liability as a consequence of matters arising out of his activities as a director or officer.

                  Article Nine of the Corporation s Articles of Incorporation also provides for indemnification of officers and directors under certain circumstances. The Corporation has purchased a liability policy which, subject to any limitations set forth in the policy, indemnifies the Corporation s directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed by such person in his capacity as an officer or director.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


        ITEM 16.  EXHIBITS.

                                 DESCRIPTION


        (1)(a)         Form of Underwriting Agreement .
        (3)(a)*        Articles of Incorporation of Deposit Guaranty
                       Corp.
        (3)(b)*        Bylaws of Deposit Guaranty Corp.
        (4)(a)* Form of Senior Indenture, between Deposit Guaranty Corp. and SunTrust Bank, Atlanta, as Trustee.
        (4)(b)*        Form of Subordinated Indenture between
                       Deposit Guaranty Corp. and SunTrust Bank,
                       Atlanta, as Trustee.
        (4)(c)* Form of Senior Debt Securities (included in Exhibit (4)(a) to this Registration Statement and incorporated by reference).
        (4)(d)*        Form of Subordinated Debt Securities
                       (included in Exhibit (4)(b) to this Registration Statement and incorporated by reference).
        (4)(e)*        Form of Warrant Agreement.
        (4)(f)*        Form of Warrant Certificate (included in
                       Exhibit (4)(e) to this Registration Statement and incorporated by reference).
        (4)(g)*        Form of Deposit Agreement.
        (4)(h)*        Form of Depositary Receipt (included in
                       Exhibit (4)(g) to this Registration Statement and incorporated by reference).
        (5)(a) Opinion of Watkins Ludlam & Stennis as to the legality of the securities to be registered.
        (5)(b)         Opinion of Skadden, Arps, Slate, Meagher &
                       Flom as to the legality of the securities to be registered.
        (12)* Computation of the Corporation s Consolidated Ratios of Earnings to Fixed Charges and
                       Combined Fixed Charges and Preferred Stock
                       Dividends.
        (23)(a)        Consent of KPMG Peat Marwick LLP.
        (23)(b)        Consent of Watkins Ludlam & Stennis.
        (23)(c)        Consent of Skadden, Arps, Slate, Meagher &
                       Flom.
        (25)* Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of SunTrust Bank, Atlanta, as Trustee under the Senior Indenture and the Subordinated Indenture.

        __________
        *   Previously filed.


        ITEM 17.  UNDERTAKINGS.

             The undersigned Registrant hereby undertakes:


                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i)   to include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                       (iii)  to include any material information
                  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)   to remove from registration by means of
             post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jackson, state of Mississippi, on this 1st day of February, 1996.

                                 DEPOSIT GUARANTY CORP.

                                 By: /s/ Arlen L. McDonald
                                   ______________________________
                                   Executive Vice President
                                   (Princiapl Financial Officer)


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        NAME                         TITLE                        DATE


                   *                 Chairman of the
        ___________________________  Board and Director
        E.B. Robinson, Jr.           (Principal Execu-
                                     tive Officer)

                   *                 President and Director
        ___________________________
        Howard L. McMillan, Jr.

        /s/ Arlen L. McDonald        Executive Vice          February 1, 1996
        ___________________________  President (Principal
        Arlen L. McDonald            Financial Officer)

                   *                 Controller (Principal
        ___________________________  Accounting Officer)
        Stephen E. Barker

                   *                 Director
        ___________________________
        Michael B. Bemis

        ___________________________  Director
        Richard H. Bremer

                   *                 Director
        ___________________________
        W. Henry Holmon, Jr.

                   *                 Director
        ___________________________
        Warren A. Hood, Jr.

                   *                 Director
        ___________________________
        Charles L. Irby

                   *                 Director
        ___________________________
        Richard D. McRae, Jr.

                   *                 Director
        ___________________________
        W.R. Newman, III

                   *                 Director
        ___________________________
        John N. Palmer

        ___________________________  Director
        Steven C. Walker

        ___________________________  Director
        J. Kelley Williams

        *By: /s/ Arlen L. McDonald                           February 1, 1996
            ________________________
            (Attorney-in-fact)


                             INDEX TO EXHIBITS

        FORM S-3                                      SEQUENTIAL
        EXHIBIT NO.            DESCRIPTION            PAGE NUMBER

        (1)(a)         Form of Underwriting
                       Agreement .

        (3)(a)*        Articles of Incorporation of
                       Deposit Guaranty Corp.

        (3)(b)*        Bylaws of Deposit Guaranty
                       Corp.

        (4)(a)*        Form of Senior Indenture,
                       between Deposit Guaranty
                       Corp. and SunTrust Bank,
                       Atlanta, as Trustee.

        (4)(b)*        Form of Subordinated
                       Indenture between Deposit
                       Guaranty Corp. and SunTrust
                       Bank, Atlanta, as Trustee.

        (4)(c)*        Form of Senior Debt
                       Securities (included in
                       Exhibit (4)(a) to this
                       Registration Statement and
                       incorporated by reference).

        (4)(d)*        Form of Subordinated Debt
                       Securities (included in
                       Exhibit (4)(b) to this
                       Registration Statement and
                       incorporated by reference).

        (4)(e)*        Form of Warrant Agreement.

        (4)(f)*        Form of Warrant Certificate
                       (included in Exhibit (4)(e)
                       to this Registration
                       Statement and incorporated
                       by reference).

        (4)(g)*        Form of Deposit Agreement.

        (4)(h)*        Form of Depositary Receipt
                       (included in Exhibit (4)(g)
                       to this Registration
                       Statement and incorporated
                       by reference).

        (5)(a)         Opinion of Watkins Ludlam &
                       Stennis as to the legality
                       of the securities to be
                       registered.

        (5)(b)         Opinion of Skadden, Arps,
                       Slate, Meagher & Flom as to
                       the legality of the
                       securities to be registered.

        (12)*          Computation of the
                       Corporation s Consolidated
                       Ratios of Earnings to Fixed
                       Charges and Combined Fixed
                       Charges and Preferred Stock
                       Dividends.

        (23)(a)        Consent of KPMG Peat Marwick
                       LLP.

        (23)(b)        Consent of Watkins Ludlam &
                       Stennis.

        (23)(c)        Consent of Skadden, Arps,
                       Slate, Meagher & Flom.

        (25)*          Form T-1 Statement of
                       Eligibility and
                       Qualifications under the
                       Trust Indenture Act of 1939
                       of SunTrust Bank, Atlanta,
                       as Trustee under the Senior
                       Indenture and the
                       Subordinated Indenture.


        __________
        *   Previously filed.